Exhibit 10.2

SHAREHOLDERS’ AGREEMENT (this “Agreement”) made on the 16th day of September, 2013

AMONG:

(1)	SOGOU INC., an exempted company with limited liability incorporated under the laws of the Cayman Islands with its office at Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Company”);

(2)	SOHU.COM (SEARCH) LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands (“Sohu Search”);

(3)	PHOTON GROUP LIMITED, a company incorporated under laws of the British Virgin Islands with its address at Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Island (“Photon”);

(4)	THL A21 LIMITED, an exempted company with limited liability under the laws of the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Tencent”);

(5)	WANG XIAOCHUAN (王小川), a citizen of the PRC, and his affiliated company, Rose Shadow Company Limited, an exempted company with limited liability under the laws of the British Virgin Islands (together, “WXC”); and

(6)	OTHER MEMBERS OF SOGOU MANAGEMENT and their respective affiliated companies as set out in Schedule 1 hereto (together with WXC, collectively, “Sogou Management” and each, a “Member of Sogou Management”).

RECITALS:

(A)	Pursuant to a subscription agreement entered into among Sohu Search, Tencent and the Company dated the date hereof (the “Subscription Agreement”), the Company has issued to Tencent, and Tencent has subscribed for, certain Class B Ordinary Shares and certain Series B Preferred Shares (each as defined below).

(B)	The Parties wish to provide for certain matters relating to the transfer of shares of the Company and the management and operation of the Company.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Affiliate” “of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder.

“Basic Documents” has the meaning set out in the Subscription Agreement.

“Board” means the board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Change of Control” of a Person (the “Subject Person”) means any consolidation or merger of the Subject Person with or into any other Person or the acquisition of Equity Securities in the Subject Person, after which any Person who has Control of the Subject Person ceases to have any direct or indirect Control immediately after such consolidation, merger or acquisition.

“Charter Documents” means the Fifth Amended and Restated Memorandum and Second Amended and Restated Articles of Association of the Company adopted by the Company on the date hereof.

“Class A Ordinary Shares” means the class A ordinary shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Charter Documents.

“Class B Ordinary Shares” means the class B ordinary shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Charter Documents.

“Companies Act” means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Director” means a director of the Company (including any duly appointed alternate director).

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any person, such person’s equity capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such equity capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such person).

“Financial Year” means the financial year of the Company, which ends on December 31.

“GAAP” means generally accepted accounting principles of the relevant jurisdiction of incorporation.

“Group” means collectively the Company and its Subsidiaries, and “Group Company” means any of them.

“IPO” means an initial public offering of Shares on an internationally recognized stock exchange.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Company.

“Liquidation Event” means:

(a)	a voluntary or involuntary liquidation, dissolution or winding up of the Company;

(b)	a merger or consolidation, in which (i) the Company is a constituent party or (ii) another Group Company is a constituent party and the Company issues shares pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or another Group Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that all Ordinary Shares issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding Ordinary Shares are converted or exchanged);

(c)	the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Company and/or any other Group Company of all or substantially all the assets of the Company and the other Group Companies taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Group Companies if substantially all of the assets of the Company and the other Group Companies taken as a whole are held by such Group Company or Group Companies, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Company. For the avoidance of doubt, the license to any Person other than a Group Company of any technologies or intellectual properties of the Company or any of the other Group Companies that (i) is necessary for the conduct of the business of the Group Companies and (ii) is not in ordinary course of business and consistent with past practice will be deemed a “Liquidation Event”; or

(d)	the sale, exchange or transfer by the Shareholders of direct or indirect voting control of the Company or of any other material Group Companies, in a single transaction or series of related transactions, provided, that the sale, exchange or transfer by the holders of voting securities of any Shareholder of voting control of such Shareholder will not be considered a Liquidation Event.

“Majority Series A Preferred Shareholders” shall mean the Preferred Shareholders that hold more than 50% of the then outstanding Series A Preferred Shares.

“Majority Series B Preferred Shareholders” shall mean the Preferred Shareholders that hold more than 50% of the then outstanding Series B Preferred Shares.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China, and for purposes of this Agreement, excluding Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“Preferred Shares” means Series A Preferred Shares and Series B Preferred Shares.

“Principal Business” means the principal business of the Company, which shall be the provision via personal computers and mobile devices of Internet search services, pinyin input module services, contextual advertising services, online games and web directory services, and such other businesses and activities and investments as may be approved by the Shareholders from time to time in accordance with Section 4.6.

“Pro Rata Share” means, with respect to any Shareholder, the proportion that the number of Shares held by such Shareholder on an as-converted basis bears to the aggregate number of Shares held by all Shareholders who are participating in the relevant transaction, in each case on an as converted but non-diluted basis.

“Regulatory Approvals” means all approvals, permissions, authorizations, consents and notifications from any governmental, regulatory or departmental authority.

“Related Party” means (a) any shareholder of the Company or any Subsidiary who (i) holds an executive managerial position in the Company or any Subsidiary or (ii) holds more than 1% of the Shares on a non-diluted basis (a “Relevant Shareholder”), (b) any director of the Company or any Subsidiary, (c) any officer of the Company or any Subsidiary, (d) any Relative of a Relevant Shareholder, director or officer of the Company or any Subsidiary, (e) any Person in which any Relevant Shareholder or any director of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (f) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means any spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person and his or her spouse (if any).

“Series A Preferred Shares” means the series A preferred shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Charter Documents.

“Series B Preferred Shares” means the series B preferred shares, par value US$0.001 per share, in the share capital of the Company, with the rights set forth in the Charter Documents.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Shareholders” means (a) Sohu Search, Photon, Sogou Management and Tencent and (b) any other person who becomes a shareholder of the Company in accordance with the terms of this Agreement and executes a Joinder substantially in the form attached hereto as Exhibit A, in each case for so long as such person remains a shareholder of the Company, and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of Equity Securities, voting power or registered capital. For the avoidance of the doubt, a “variable interest entity” (a “VIE Entity”) Controlled by another entity shall be deemed a Subsidiary of that other entity, and shall include, for the Company, Beijing Sogou Information Services Co., Ltd. (北京搜狗信息服务有限公司) (“Sogou Information”).

“US$” means United States Dollars, the lawful currency of the United States of America.

“VIE Control Documents” means the suite of contracts between the wholly-owned subsidiary of the Company and the Company’s “variable interest entity” or the shareholders of such “variable interest entity”, as amended and supplemented from time to time, including (1) Exclusive Technology Consulting and Service Agreement dated September 26, 2010 by and among Beijing Sogou Technology Development Co., Ltd. (北京搜狗科技发展有限公司), a wholly-foreign owned enterprise organized and existing under the laws of the PRC and an indirectly wholly-owned subsidiary of the Company (“Sogou Technology”), and Sogou Information, (2) Business Operation Agreement dated September 26, 2010 by and among Sogou Technology, Sogou Information and the shareholders of Sogou Information, (3) Exclusive Equity Interest Purchase Rights Agreement dated September 26, 2010 by and among Sogou Technology, Sogou Information and the shareholders of Sogou Information, (4) Share Pledge Agreement dated September 26, 2010 by and among Sogou Technology (as the pledgee), and the shareholders of Sogou Information (as the pledgors), (5) two Loan Agreements dated September 26, 2010 by Sogou Technology and each of the shareholders of Sogou Information respectively, and (6) a Business Division and Cooperation Agreement dated September 26, 2010 by Sogou Technology and Sogou Information.

“Yunfeng” means China Web Search (HK) Limited.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section
“Acceptance Notice”	Section 2.7(b)
“Agreement”	Preamble
“Arbitration Notice”	Section 13.2(a)
“Company”	Preamble
“Confidential Information”	Section 9.1
“Consent Shareholder”	Section 2.4(a)(i)
“Earlier Appraisals”	Section 2.6
“Existing Investors’ Right Agreement”	Section 6.1
“Fair Market Value”	Section 2.5
“First Refusal Right”	Section 2.7(a)
“HKIAC”	Section 13.2(b)
“Member of Sogou Management”	Preamble
“Notices”	Section 11.1
“Offer Period”	Section 2.7(b)
“Offer Price”	Section 2.5
“Offered Shares”	Section 2.5
“Offeree”	Section 2.7(a)
“Permitted Transferee”	Section 2.3
“Photon	Preamble
“Proposed Issuance”	Section 3.2
“Proposed Recipient”	Section 3.1
“Qualified IPO”	Section 6.1
“Representatives”	Section 9.1
“Shareholders Meeting”	Section 4.1
“Sogou Management”	Preamble
“Sohu Search Directors”	Section 4.2(a)
“Sohu Search”	Preamble
“Subscription Agreement”	Recitals
“Tag-Along Right”	Section 2.8(a)
“Tag-Along Shareholder”	Section 2.8(b)
“Tencent Directors”	Section 4.2(a)
“Tencent OpCo”	Section 5.11
“Tencent”	Preamble
“Transfer Notice”	Section 2.5
“Transfer”	Section 2.1
“Transferee”	Section 2.5
“Transferring Shareholder”	Section 2.4(a)
“WXC”	Preamble

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)	Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	Persons. A reference to any “Person” shall, where the context permits, include such person’s executors, administrators, legal representatives and permitted successors and assignors.

(g)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)	Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible) have been so converted, exercised or exchanged, and references to “non-diluted basis” mean the calculation is to be made taken into account only Shares then in issue. All references to number of Shares or the prices per Share in this Agreement shall be appropriately adjusted to take into account any share splits, combinations, reorganizations, share dividends, mergers, recapitalizations similar events that affect the share capital of the Company the date hereof.

(i)	Time. Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day. If the day on or by which a payment must be made is not a Business Day, that payment must be made on or by the Business Day immediately following such day.

(j)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SECTION 2

RESTRICTIONS ON TRANSFER OF SHARES

2.1	Limitation on Transfers. No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or thereto (each, a “Transfer”), except as expressly permitted by this Section 2. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Company shall not register any such Transfer.

2.2	Transfers in Compliance with Law. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 2 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder substantially in the form attached hereto as Exhibit A, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such Transferring Shareholder shall be supplied to the Company, at such Transferring Shareholder’s expense, to the effect that such Transfer complies with applicable securities laws.

2.3	Permitted Transfers. The following Transfers may be made without compliance with the provisions of Section 2.4 to Section 2.9:

(a)	any Transfer by a Shareholder to an Affiliate of such Shareholder;

(b)	any Transfer by a Shareholder that is a natural person to a Relative of such Shareholder or to a trust for the benefit of a Relative of such Shareholder, provided that such Shareholder is the sole trustee of such trust, or to a trust of which such Shareholder or a Relative of such Shareholder is the sole beneficiary;

(c)	any Transfer from a trust in which a Shareholder or a Relative of such Shareholder is the sole beneficiary to such Shareholder or to such Relative; and

(d)	any sale of Shares on the public market in connection with or following an IPO.

A person described with respect to a Shareholder in clause (a) or (b) of this Section 2.3 is hereinafter referred to as a “Permitted Transferee” of such Shareholder. If a transferee of Shares pursuant to clause (a) or (b) of this Section 2.3 at any time ceases to be a Permitted Transferee of the Transferring Shareholder, the transferee shall Transfer such Shares back to such Transferring Shareholder.

2.4	Other Transfers.

(a)	Consent Right. If any Shareholder proposes to Transfer any Equity Securities of the Company (the “Transferring Shareholder”), it shall obtain the consent of the applicable Consent Shareholder in accordance with the following provisions:

(i)	if any of Sohu Search, Photon, any Member of Sogou Management or any of their Affiliates or Permitted Transferees is the Transferring Shareholder, Tencent has the right to consent to such proposed Transfer at its sole discretion (in such case, Tencent shall be the “Consent Shareholder”), and

(ii)	if Tencent or any of its Affiliates or Permitted Transferees is the Transferring Shareholder, Sohu Search has the right to consent to such proposed Transfer at its sole discretion (in such case, Sohu Search shall be the “Consent Shareholder”).

For the avoidance of doubt, after termination of this Agreement pursuant to Section 10.1, no Shareholder shall have the consent right set forth in this Section 2.4.

(b)	Exercise of Consent Right. The Transferring Shareholder shall issue the Transfer Notice in accordance with Section 2.5 below to the relevant Consent Shareholder and such Consent Shareholder, may either approve or reject in writing the proposed Transfer set out in the Transfer Notice. If the Consent Shareholder does not consent to the proposed Transfer, the Transferring Shareholder shall not make the proposed Transfer or if purported to be made, such Transfer shall be void. If the Consent Shareholder has consented to such proposed Transfer in writing, the Consent Shareholder shall also have the First Refusal Right and the Tag-Along Right set out below.

2.5	Transfer Notice. If a Transferring Shareholder proposes to Transfer, or receives a bona fide offer to acquire Shares and the Transferring Shareholder proposes to accept such offer, the Transferring Shareholder shall send written notice (the “Transfer Notice”) to the other Shareholders, which notice shall state, as applicable, (i) the name of the Transferring Shareholder, (ii) the name and address of the proposed transferee (the “Transferee”), (iii) the number and type of Shares to be Transferred (the “Offered Shares”), (iv) the amount and form of the proposed consideration for the Transfer; (v) the other terms and conditions of the proposed Transfer; and (vi) the number of Shares the Transferring Shareholder then owns, on an as converted but otherwise non-diluted basis. In the event that the proposed consideration for the Transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such non-cash consideration (the “Fair Market Value”) and an explanation how such calculation has been derived, subject to Section 2.6 below. The consideration per Share for the proposed Transfer is referred to herein as the “Offer Price”. Such Transfer Notice shall be accompanied by true and complete copies of all agreements between the Transferring Shareholder and the Transferee regarding the proposed Transfer.

2.6	Fair Market Value. In the event that any Shareholder objects to the Fair Market Value of any non-cash consideration set forth in a Transfer Notice and the Transferring Shareholder and such other Shareholder cannot agree on the Fair Market Value within 10 days after the beginning of the Offer, any of such Parties may, by three days written notice to all other Shareholders, initiate appraisal proceedings for determination of the Fair Market Value of such non-cash consideration. If any Shareholder initiates an appraisal procedure to determine the Fair Market Value, then the Transferring Shareholder and such other Shareholder shall each promptly appoint as an appraiser an individual who is a member of an internationally recognized investment banking firm. Each appraiser shall, within 30 days of appointment, separately investigate the Fair Market Value of the non-cash consideration as of the proposed Transfer date and shall submit a notice of an appraisal of such Fair Market Value to each Shareholder. Each appraiser shall be instructed to determine such Fair Market Value without regard to income tax consequences to the Transferring Shareholder as a result of receiving cash rather than other consideration. If the appraised Fair Market Values (the “Earlier Appraisals”) vary by ten percent (10%) or less of the higher of the Earlier Appraisal, then the average of the two appraised Fair Market Values shall be controlling as the final Fair Market Value. If the appraised Fair Market Values vary by more than ten percent (10%) of the higher of the Earlier Appraisal, then the appraisers, within 10 days of the submission of the last appraised Fair Market Value, shall appoint a third appraiser who is a member of an internationally recognized investment banking firm. The third appraiser shall, within 30 days of his appointment, appraise the Fair Market Value of the non-cash consideration (without regard to the income tax consequences to the Transferring Shareholder as a result of receiving cash rather than other consideration) as of the proposed Transfer date and submit notice of such appraised Fair Market Value to each Shareholder. The Fair Market Value determined by such third party appraiser shall be controlling as the final Fair Market Value unless such Fair Market Value is greater than both of the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals shall control, and unless such Fair Market Value is lower than both of the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals shall control. If any Shareholder fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit his appraisal within the required time period, the appraisal submitted by the remaining appraiser shall be controlling. The Transferring Shareholder and the other Shareholder shall each bear the cost of its respective appointed appraiser, and the cost of the third appraiser shall be shared one-half by the Transferring Shareholder and one-half by the objecting Shareholder. If a Shareholder delivers an Acceptance Notice prior to the final determination of the Fair Market Value pursuant to such appraisal proceedings, such Shareholder may give written notice to the Transferring Shareholder revoking such Acceptance Notice within 10 days after the determination of the appraised Fair Market Value, if such Shareholder chooses not to purchase or sell the Offered Shares.

2.7	Right of First Refusal.

(a)	First Refusal Right. If any of Sohu Search, Photon, any Member of Sogou Management or any of their Affiliates or Permitted Transferees is the Transferring Shareholder, Tencent shall have the right to purchase in aggregate all or part of the Offered Shares at a purchase price in cash equal to the Offer Price per Share and upon the other terms and conditions set forth in the Transfer Notice (the “First Refusal Right”). If Tencent or any of its Affiliates or Permitted Transferees is the Transferring Shareholder, Sohu Search and Photon shall have the First Refusal Right. The Shareholder that has the First Refusal Right (Tencent or Sohu Search and Photon, as applicable) shall be referred to as the “Offeree(s)”. Each Offeree shall have the right to assign to an Affiliate of such Offeree its right to acquire Offered Shares pursuant to this Section 2.7(a). In the event that an Offeree cannot exercise its First Refusal Right because the exercise of such right may not obtain the necessary Regulatory Approvals, such Offeree shall have the right to assign its First Refusal Right to a third party to be approved by the Transferring Shareholder, such approval not to be unreasonably withheld or delayed.

(b)	Exercise of Rights. The First Refusal Right of the Offeree(s) under Section 2.7(a) shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within 30 days after delivery of the Transfer Notice (the “Offer Period”) to the Transferring Shareholder specifying the number of Offered Shares that each Offeree wishes to purchase. Subject to Section 2.6, an Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the stated number of the Offered Shares. The failure of an Offeree to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Offeree’s First Refusal Right. If Sohu Search and Photon are the Offerees, Sohu Search and Photon shall each have a Pro Rata right to purchase the Offered Shares.

(c)	Sale to Third Party Purchaser. Subject to Section 2.9, if the Offeree(s) does not elect to purchase all of the Offered Shares, the Transferring Shareholder may Transfer, subject to Section 2.8, all or any remaining Offered Shares to the Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such sale is bona fide, (ii) the price for the sale to the Transferee is a price not less than the Offer Price per Share and the sale is otherwise on terms and conditions no less favorable to the Transferring Shareholder than those set forth in the Transfer Notice, and (iii) the Transfer is completed within three months after the giving of the Transfer Notice. If such a Transfer does not occur within such three-month period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made by the Transferring Shareholder thereafter without again complying with this Section 2.

(d)	Closing. The closing of any purchase of Offered Shares by the Offeree(s) shall be held at the principal office of the Company at 11:00 a.m. local time on the 45th day after the giving of the Transfer Notice, or on the 15th day after final determination of the non-cash consideration pursuant to Section 2.6 (if applicable) or at such other time and place as the parties to the transaction may agree. The said 45 day period or such other period as specified in the preceding sentence shall be extended for an additional period of up to 45 days if necessary to obtain any Regulatory Approvals required for such purchase and payment. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares that the Offeree(s) elected to purchase, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any. Such Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder or attributable to actions by the Offeree(s)), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. The Offeree(s) purchasing Offered Shares shall deliver at such closing (or on such later date or dates as may be provided in the Transfer Notice with respect to payment of consideration by the proposed Transferee) payment in full of the Offer Price per Share. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares to the Offeree(s). Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares shall be borne and paid equally by the Transferring Shareholder and the Offeree(s). The Parties acknowledge that Sohu Search and Libra Management have entered into a voting agreement on the date hereof with respect to the voting of Libra Management’s Equity Securities in the Company (the “Voting Agreement”). The Voting Agreement provides that if any Member of Libra Management Transfers Equity Securities in the Company to any other Person, such transferee shall be bound by the provisions of the Voting Agreement. Sohu Search hereby irrevocably agrees that, in the event any Member of Libra Management Transfers Equity Securities in the Company to Tencent or its Affiliate, neither Tencent nor its Affiliates shall be required to become a party to or be otherwise subject to the terms of the Voting Agreement.

2.8	Tag-Along Rights.

(a)	Tag-Along Rights. If a Transferring Shareholder proposes to make a Transfer, provided that an Offeree has not exercised its First Refusal Right, the Offeree shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in a Transfer to purchase from the Offeree, for the same consideration per Share and upon the same terms and conditions as to be paid and given to the Transferring Shareholder, up to a maximum of the number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by the Offeree and the denominator of which is the total number of Shares held by the Transferring Shareholder and all Offerees, in each case on an as converted but otherwise non-diluted basis. If an Offeree elects to exercise its Tag-Along Right, the number of Shares to be Transferred by the Transferring Shareholder shall be reduced accordingly.

(b)	Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (the “Tag-Along Shareholder”), the Offeree shall deliver a written notice of such election to the Transferring Shareholder within the Offer Period, specifying the number of Shares with respect to which it has elected to exercise its Tag-Along Right. Subject to Section 2.6, such notice shall be irrevocable and shall constitute a binding agreement by such Shareholder to Transfer such Shares on the terms and conditions set forth in the Transfer Notice. The failure of the Tag-Along Shareholder to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such Tag-Along Shareholder’s Tag Along Right.

(c)	Consummation. The closing of the sale of Shares pursuant to the Tag-Along Right shall occur simultaneously with the Transfer of Shares by the Transferring Shareholder. Where any Shareholder has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to purchase Shares from such Shareholder, the Transferring Shareholder shall not make the proposed Transfer, and if purported to be made, such Transfer shall be void.

2.9	Termination of Business Cooperation Agreements. In the event that:

(a)	any Equity Securities are Transferred to Qihoo 360 Technology Co. Ltd., Alibaba Group Holding Limited or their respective Affiliates, or

(b)	there is a Change of Control of Sohu.com Inc. and the Person or Persons that acquires Control of Sohu.com Inc. is Qihoo 360 Technology Co. Ltd., Alibaba Group Holding Limited and/or their respective Affiliates,

Tencent shall have the right upon notice in writing to the Company to terminate the Business Resource Sharing Agreement, the Mobile Browser Cooperation Agreement and the Video Cooperation Agreement, each made between an Affiliate of Tencent, an Affiliate of the Company and other parties named therein entered into on the date hereof, as amended from time to time.

2.10	Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Charter Documents shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any Change of Control of a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement and the Charter Documents that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

2.11	Transfer of Convertible Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Section 2 to be a Transfer of Shares.

2.12	Notice of Transfer. Within five Business Days after registering any Transfer of Shares or other Equity Securities on its books, the Company shall send a notice to each Shareholder stating that such Transfer has taken place and setting forth the name of the Transferring Shareholder, the name of the Transferee and the number and class of Equity Securities involved.

SECTION 3

PREEMPTIVE RIGHTS AND VESTING OF OPTIONS

3.1	Restrictions. The Company shall not issue any securities (including, without limitation, any Equity Securities or any debt or other securities of any kind) of any type or class to any person (the “Proposed Recipient”) unless the Company has offered Sohu Search, Photon, Tencent and their respective Affiliates who are also Shareholders of the Company in accordance with the provisions of this Section 3 the right to purchase such Shareholder’s Pro Rata Share of such issuance for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient; provided that the foregoing restriction shall not apply to (i) the issuance or sale of up to 36,000,000 Ordinary A Shares (or options therefor) (as adjusted for any share splits, share dividends and the like) to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to the Company’s 2010 Share Incentive Plan, as amended, (ii) the issuance of Shares upon the conversion, exercise or exchange of options, warrants or convertible securities issued after the date of this Agreement in accordance with the terms hereof, (iii) the issuance of Shares in Qualified IPO; (iv) the issuance of Equity Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of securities or otherwise, approved by the Board in accordance with this Agreement, and (v) Ordinary Shares issued pursuant to a share split, share dividend or similar reorganization.

3.2	Notice. Not less than 20 days before a proposed issuance of securities other than in connection with an issuance permitted under Section 3.1 (a “Proposed Issuance”), the Company shall deliver to each relevant Shareholder written notice of the Proposed Issuance setting forth (i) the number, type and terms of the securities to be issued, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) the identity of the Proposed Recipients.

3.3	Exercise of Rights. Within 15 days following delivery of the notice referred to in Section 3.2, each Shareholder electing to exercise its rights under this Section 3 shall give written notice to the Company specifying the number of securities to be purchased by such Shareholder and the calculation by such Shareholder of its Pro Rata Share. Except as provided in the next succeeding sentence, failure by any Shareholder to give such notice within such 15 day period shall be deemed a waiver by such Shareholder of its rights under this Section 3 with respect to such Proposed Issuance. If any Shareholder fails to give the notice required under this Section 3.3 solely because of the Company’s failure to comply with the notice provisions of Section 3.2, then the Company shall not issue securities pursuant to this Section 3 and if purported to be issued, such issuance of securities shall be void.

3.4	Vesting of Options. Each Member of Sogou Management agrees that this Agreement shall apply to all Equity Securities that such Person holds, whether directly or indirectly, in the Company on the date hereof or acquired after the date hereof. In addition, if, after the date hereof, any Member of Sogou Management wishes to hold any Equity Securities of the Company issued under the Company’s stock option plan through any other Person who is not already a party to this Agreement, then such Member of Sogou Management shall procure such other Person to become a party to this Agreement by signing a Joinder substantially in the form attached hereto as Exhibit A.

SECTION 4

CORPORATE GOVERNANCE

4.1	General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure the inclusion in the Charter Documents the rights and privileges of the Shareholders under Sections 2, 3, 4 and 5.4. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the specific terms and provisions of this Agreement.

4.2	Board of Directors

(a)	Number and Composition. The number of Directors constituting the entire Board as of the date hereof shall be five. Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of, (i) two nominees of Tencent (the “Tencent Directors”), and (ii) three nominees of Sohu Search (the “Sohu Search Directors”).

(b)	Removal and Replacement of Directors.

(i)	A Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Shareholders in accordance with this Section 4.2(b) and the provisions of the Companies Act. Each Shareholder shall vote its Shares for the removal of a Director upon the request of the Shareholder that nominated such Director. Otherwise, no Shareholder shall vote for the removal of a Director.

(ii)	In the event any Director resigns or is removed in accordance with Section 4.2(b)(i), the Shareholder that nominated such Director will have the right to nominate such Director’s successor or replacement, and such successor or replacement Director shall be nominated and appointed on or as soon as practicable after the date of such resignation or removal.

(c)	Directors’ Access. Each Director shall be entitled to examine the books and accounts of the Company and shall have free access, at all reasonable times and with prior written notice, to any and all properties and facilities of the Company or any Subsidiary. The Company shall provide such information relating to the business affairs and financial position of the Company as any Director may require. A Director may provide such information to the Shareholder that nominated him/her for appointment.

(d)	Authority of Board. Subject only to the provisions of this Agreement, the Charter Documents and the Companies Act:

(i)	the Board shall have ultimate responsibility for management and control of the Company; and

(ii)	the Board shall be required to make all major decisions of the Company and all decisions outside the day to day business of the Company. All matters in respect of such decisions must be referred to the Board, and no Shareholder or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board.

(e)	Non-Executive Chairman and Executive Director of the Board. The Chairman of the Board shall initially be Charles Zhang for a term of at least three years from the date of this Agreement. The Chairman shall be a non-executive role and shall not have an additional casting vote. One of the initial Sohu Search Directors shall be the current chief executive officer of the Company. Such person, or any successor in the position of chief executive officer, shall be the executive Director for at least three years from the date of this Agreement.

4.3	Board Meetings.

(a)	Frequency and Location. Meetings of the Board shall take place at least once every quarter. Meetings shall be held in a location approved by a majority of the Directors.

(b)	Notice. A meeting may be called by the Chairman of the Board or any two other Directors giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting. The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than 14 days’ notice shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Section 4.3(c) and (ii) may be reduced with the written consent of all of the Directors.

(c)	Quorum. All meetings of the Board shall require a quorum of at least four Directors; If such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to such place and time as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time seven days later, at which meeting any three (3) Directors present shall constitute a valid quorum; provided that notice of such adjourned meeting shall have been delivered to all Directors at least five days prior to the date of such adjourned meeting.

(d)	Voting. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Director to attend and vote by proxy for such Director at any Board meeting, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all Directors are present at such meeting and vote in favor of such resolution.

(e)	Telephonic Participation. Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Section 4.3(c).

(f)	Expenses. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

(g)	Action by Written Consent. Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

4.4	Related-Party Transactions. Any transaction between any Group Member and a Related Party shall be approved by the Board. For any Board decision relating to a transaction with a Related Party, all Directors nominated by the interested Shareholder shall be recused and disqualified from any vote on any such matter.

4.5	Board Committees. Each committee of the Board shall include at least one (1) Tencent Director.

4.6	Shareholder Reserved Matters. So long as there are any relevant Preferred Shares outstanding, in addition to any other vote or consent required by the Companies Act,

(a)	the Directors and the Shareholders, as applicable, shall cast their votes to procure that the consent of Majority Series A Preferred Shareholders, voting as a single and separate class, is obtained for any action (whether by amendment of the Charter Documents or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following transactions involving any member of the Group:

(i)	effect any Liquidation Event, or consent to any Liquidation Event;

(ii)	amend, alter or repeal any provision of the Memorandum of Association or the Articles of Association of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Shares except in connection with, and effective upon the completion of, a Qualified IPO;

(iii)	create, or authorize the creation of, or issue or obligate itself to issue shares of (by reclassification or otherwise), any additional class or series of share capital unless the same have rights, powers, preferences or privileges junior to the Series A Preferred Shares, except in connection with, and effective upon the completion of, a Qualified IPO;

(iv)	increase or decrease the authorized number of Ordinary Shares, Series A Preferred Shares, or the authorized share capital of the Company, or increase or decrease the share capital of any other Group Company if they would change as a result of such increase or decrease, except in connection with, and effective upon the completion of, a Qualified IPO;

(v)	except in connection with, and effective upon the completion of, a Qualified IPO, (A) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Shares in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Company that is junior to the Series A Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Shares in respect of any such right, preference or privilege;

(vi)	pay, set aside or declare a distribution or dividend with respect to any of the share or other equity interest in any Group Company;

(vii)	purchase or redeem (or payment into or setting aside for a sinking fund for such purpose) any shares of any Group Company other than repurchases of shares from former employees, officers, directors, consultants or other Persons who performed services for the Company or any other Group Company in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(viii)	create, or authorize the creation of, or issue, or authorize the issuance of any debt security or guaranty of indebtedness other than trade debt facilities;

(ix)	approve any stock option plan or other employee share incentive plan of any Group Company;

(x)	amend or alter the business scope of any Group Company, or approve the entry into new lines of business or exit from any current lines of business by any Group Company;

(xi)	change the capital structure of any Group Company if the proportional record or beneficial ownership of such other Group Company would change as a result of such change;

(xii)	alter or amend any term of any agreement between Sogou Information and any other Group Company or between any holder of equity securities of Sogou Information and any other Group Company, other than a renewal of any term of such agreement;

(xiii)	any transfer or issuance of equity interests of Sogou Information other than to an individual who (i) owns at least one percent (1%) of the then outstanding voting securities of the Company (assuming for such purposes the conversion or exercise of convertible or exercisable securities, options, warrants or other similar rights held by such individual) and (ii) has been employed by one or more Group Companies for at least two (2) years as a manager of such Group Company(ies), or in any other position with responsibilities at a level higher than manager; or

(xiv)	agree or commit to any of the foregoing.

(b)	the Directors and the Shareholders, as applicable, shall cast their votes to procure that the consent of Majority Series B Preferred Shareholders, voting as a single and separate class, is obtained for any action (whether by amendment of the Charter Documents or otherwise, and whether in a single transaction or a series of related transactions) that approves or effects any of the following transactions involving any member of the Group:

(i)	effect any Liquidation Event, or consent to any Liquidation Event;

(ii)	amend, alter or repeal any provision of its constitutional documents, the VIE Control Documents or the Basic Documents, except in connection with, and effective upon the completion of, a Qualified IPO;

(iii)	create, or authorize the creation of, or issue or obligate itself to issue shares of (by reclassification or otherwise), any additional class or series of share capital, except in connection with, and effective upon the completion of, a Qualified IPO;

(iv)	increase or decrease the authorized number of Ordinary Shares, Preferred Shares, or the authorized share capital of the Company, or increase or decrease the share capital of any other Group Company if the proportional record or beneficial ownership of such other Group Company would change as a result of such increase or decrease, except in connection with, and effective upon the completion of, a Qualified IPO;

(v)	except in connection with, and effective upon the completion of, a Qualified IPO, (A) reclassify, alter or amend any existing equity security of the Company that is pari passu with the Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Shares in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing equity security of the Company that is junior to the Preferred Shares in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Shares in respect of any such right, preference or privilege;

(vi)	pay, set aside or declare a distribution or dividend with respect to any of the share capital or other equity interest in any Group Company;

(vii)	purchase or redeem (or payment into or setting aside for a sinking fund for such purpose) any shares of any Group Company other than repurchases of shares from former employees, officers, directors, consultants or other persons who performed services for the Company or any other Group Company in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(viii)	create, or authorize the creation of, or issue, or authorize the issuance of any debt security or guaranty of indebtedness other than trade debt facilities, individually or in aggregate exceeding 30% of the total assets of the Company as of the end of the last Financial Year;

(ix)	approve or amend any stock option plan or other employee share incentive plan of any Group Company;

(x)	make any material changes to, or to cease, any line of the Principal Business;

(xi)	change the capital structure of any Group Company if the proportional record or beneficial ownership of such other Group Company would change as a result of such change; or

(xii)	agree or commit to any of the foregoing.

SECTION 5

COVENANTS OF THE COMPANY

5.1	Financial Records. The Company shall allow each Shareholder and its authorized representatives the right during normal business hours to inspect its books and accounting records and those of the Subsidiaries, to make extracts and copies therefrom at its own expense and to have full access to all of the Company’s and each Subsidiary’s property and assets.

5.2	Books and Records. The Company shall, and shall cause the Subsidiaries to, keep proper, complete and accurate books of account in U.S. dollar and, in the case of each Subsidiary, the currency of the jurisdiction in which such Subsidiary is organized, in each case in accordance with applicable GAAP. The Company shall have its accounts and those of each Subsidiary audited annually in accordance with such standards by a reputable firm of international accountants appointed by the Board.

5.3	Reports. The Company shall provide to Sohu Search and Tencent (a) within three months after the end of each Financial Year, the annual audited consolidated financial statements of the Company for such Financial Year, (b) within 45 days after the end of each quarter, quarterly unaudited consolidated financial statements of the Company for such quarter, (c) within 20 days after the end of each month, a management report and (d) such other reports as the Board may determine. The Company shall furnish to the Shareholders and their auditors such financial and other information relating to the business of the Company and its Subsidiaries as any of them may reasonably require.

5.4	Internal Auditor. Tencent will have the right to appoint an internal auditor of the Company for (a) monitoring the use of corporate funds of the Company, (b) monitoring the maintenance and protection of the intellectual property of the Company and (c) co-signing expenditures of the Company for a transaction or a series of related transactions exceeding 30% of the total assets of the Company as of the end of the last Financial Year.

5.5	Securities Filings. The Company shall provide to Tencent, promptly after the filing thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction.

5.6	Budgets and Business Plans. The Company shall prepare proposed annual operating and capital budgets and business plans for the Company, which shall be submitted to all Directors not less than two months prior to the commencement of each Financial Year. The Board shall adopt budgets and business plans for the Company within one month after the commencement of the relevant Financial Year.

5.7	Bank Accounts. The Company and each Subsidiary shall open and maintain a bank account or bank accounts in its own name with such bank or banks as may be determined by the Board. Such account or accounts shall be operated as the Board, or the board of directors of the relevant Subsidiary, shall resolve from time to time. All payments to or by the Company or such Subsidiary shall be paid into or withdrawn from such account or accounts.

5.8	Insurance. The Company shall, and shall ensure that each Subsidiary shall, keep insured at all times and maintain insurance policies in a sufficient amount and with such coverage as are generally maintained by responsible companies in the same industry. Such policies shall be sufficient to cover liabilities to which the Company and the Subsidiaries may reasonably be considered at risk in the course of their respective businesses. Without limiting the generality of the foregoing, the Company shall, and shall ensure that each Subsidiary shall, keep insured up to the replacement value thereof (including surveyor’s and architect’s fees) all its properties as are of an insurable nature against fire, theft, lighting, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood, marine risks, erection risks, war risks and such other risks and shall duly pay all premium and other sums payable for those purposes. Such insurance shall be taken in the name of the Company or Subsidiary, as applicable, and any other person having an insurable interest in the property of the Company or the Subsidiary, as the case may be. The Company agrees that in the event of failure on the part of the Company or any Subsidiary to insure the properties or to pay the insurance premium or other sums referred to above, Tencent may (but shall not be obliged to) cause the properties to be insured or pay the insurance premium or other sums referred to above, as the case may be, and the Company shall promptly reimburse any expense incurred by Tencent in taking such action.

5.9	Intellectual Property Protection. The Company shall, and shall ensure that the Subsidiaries shall, take all steps promptly to protect their respective intellectual property rights, including without limitation registering all their respective trademarks, brand names and copyrights and wherever prudent applying for patents on their respective technology.

5.10	Ethical Business Practices. The Company, the Subsidiaries and their respective officers, directors, employees and agents shall engage only in legitimate business and ethical practices in commercial operations and in relation to governmental authorities. None of the Company, any Subsidiary or any of their respective officers, directors, employees or agents shall pay, offer, promise or authorize the payment, directly or indirectly, of any monies or anything of value to any government official or employee or any political party for the purpose of influencing any act or decision of such official or of any governmental authority to obtain or retain business, or direct business to any person.

5.11	Subscription of Sogou Information Capital. As soon as possible after the date hereof and in any event within one month after the date hereof, the Company shall (a) procure that Sogou Information increases its registered capital and permit Tencent Computer System Company Limited (深圳市腾讯计算机系统有限公司) (“Tencent OpCo”) to subscribe for 44.20% of Sogou Information pursuant to the Subscription Contract made among Tencent OpCo, Sogou Information and shareholders of Sogou Information on the date hereof, (b) procure that the suite of contracts between Sogou Technology and Sogou Information and/or the shareholders of Sogou Information are revised accordingly, including the termination of the existing pledge contract and the registration of the new pledge contract.

5.12	Purchase of Shares from Employees. Tencent wishes to purchase up to 3% Ordinary Shares from the employees of the Company after the date hereof. The Company shall provide assistance to Tencent in connection with such purchase, including communicating and coordinating with the employees on behalf of Tencent and providing administrative support for Tencent to complete such purchase in accordance with the memorandum separately agreed to by the Company and Tencent on the date hereof.

SECTION 6

PUBLIC OFFERING

6.1	Public Offering. It is the intention of the Parties that the Company will conduct a stand-alone IPO on an internationally recognized stock exchange as soon as practicable taking into account market conditions and the best interests of the Company. The IPO shall be a firm commitment underwritten public offering pursuant to which the market capitalization of the Company immediately prior to such public offering (determined based on price per Ordinary Share offered to the public set forth in the final prospectus with respect to such offering) is at least US$3,000,000,000 (a “Qualified IPO”). The Parties will cooperate and use all reasonable commercial efforts to cause the Qualified IPO to be implemented in accordance with that schedule. If the Company conducts an IPO on any securities exchange in the United States of America (including offering American Depository Receipts), the Company shall, prior to the completion of such IPO, enter into a registration rights agreement with Tencent granting Tencent registration rights that are substantially similar to, and not less beneficial to Tencent than, the rights granted to the Investors (as such term is defined in the Series A Preferred Investors’ Rights Agreement dated October 22, 2010 between the Company and other parties thereto, the “Existing Investors’ Right Agreement”) in the Existing Investors’ Right Agreement.

SECTION 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties.

(a)	Each Party represents to other Parties that:

(i)	such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such party is not a natural person, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(ii)	the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(iii)	assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(iv)	the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the constitutional, organizational or governance documents of such Party to the extent relevant, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any government authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made, or that is permitted to be, and will be, obtained or made following the date hereof, or that is otherwise required hereunder, (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, (iv) violate any law applicable to such Party that would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

(b)	Wang Xiaochuan and Rose Shadow Company Limited jointly and severally represent and warrant to each of the other Parties that Rose Shadow Company Limited is a trust established for the sole benefit of Wang Xiaochuan and that, for so long as Rose Shadow Company Limited holds Equity Securities in the Company, Rose Shadow Company Limited shall remain a trust established for the sole benefit of Wang Xiaochuan.

(c)	Hong Tao and Double Acting Investment Limited jointly and severally represent and warrant to each of the other Parties that Double Acting Investment Limited is a trust established for the sole benefit of Hong Tao and that, for so long as Double Acting Investment Limited holds Equity Securities in the Company, Double Acting Investment Limited shall remain a trust established for the sole benefit of Hong Tao.

(d)	Ru Liyun and Fast Approach Holding Limited jointly and severally represent and warrant to each of the other Parties that Fast Approach Holding Limited is a trust established for the sole benefit of Ru Liyun and that, for so long as Fast Approach Holding Limited holds Equity Securities in the Company, Fast Approach Holding Limited shall remain a trust established for the sole benefit of Ru Liyun.

(e)	Yang Hongtao and Luxury Master Limited jointly and severally represent and warrant to each of the other Parties that Luxury Master Limited is a trust established for the sole benefit of Yang Hongtao and that, for so long as Luxury Master Limited holds Equity Securities in the Company, Luxury Master Limited shall remain a trust established for the sole benefit of Yang Hongtao.

(f)	Wu Tao and Honor Source Investment Limited jointly and severally represent and warrant to each of the other Parties that Honor Source Investment Limited is a trust established for the sole benefit of Wu Tao and that, for so long as Honor Source Investment Limited holds Equity Securities in the Company, Honor Source Investment Limited shall remain a trust established for the sole benefit of Wu Tao.

SECTION 8

NON-COMPETE

8.1	Non-compete. For a period of three years after the date of this Agreement, no Shareholder shall, and each of the Shareholders shall cause their respective Affiliates not to, provide any of the following services or engage in the following business activities in competition with the Company: operate (i) any online search that provides search results that are based on algorithmically-derived relevance and/or other search methodologies in response to explicit or implicit queries through the search box on QQ PC browser and QQ’s mobile browsers, or (ii) standalone PC or mobile pinyin input applications.

SECTION 9

CONFIDENTIALITY AND RESTRICTIONS ON PUBLICITY

9.1	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, officers, employees and agents (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 9 means, (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of any Party or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other transaction documents entered into in connection with Tencent’s investment in the Company, including the documents referred to in this Agreement, or the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

9.2	Exceptions. The provisions of Section 9.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)	disclosure by a Party to a Representative or an Affiliate so long as such disclosure is necessary in order for that Party to perform its obligations, or exercise its rights, under this Agreement, provided that such Representative or an Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(d)	disclosure by a shareholder to prospective purchaser of Equity Securities, provided that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board; and provided further that if such Person is involved in a business in competition with that of the Company or any Subsidiary, the Board may prohibit the disclosure of any such confidential information as the Board may determine.

9.3	Public Announcements. Except as required by law, by any Governmental Authority, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by each Party, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party. Any Party intending to make a publicity release or public announcement in connection with this Agreement or any transaction contemplated hereunder as required by any Governmental Authority or any relevant stock exchange shall provide in advance a draft to each Party, allow reasonable time for such Parties to review the draft, and take into account all reasonable requests of the such Parties concerning the form and content of such release or announcement.

SECTION 10

TERM AND TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective as of the date hereof and shall continue in effect until the earlier to occur of (a) an IPO, (b) the date on which the Company goes into liquidation, and (c) any date agreed upon in writing by Sohu Search and Tencent. Notwithstanding the foregoing, the rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer beneficially owns any Equity Securities in the Company.

10.2	Consequences of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of Section 9 (Confidentiality and Restrictions on Publicity), this Section 10, Section 12.4 (No Agency), Section 12.5 (No Partnership) and Section 13 (Governing Law and Dispute Resolution). Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

SECTION 11

NOTICES

11.1	Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery express courier, email or facsimile to the applicable Party at the address or facsimile number stated below:

if to the Company:	Sogou Inc.
Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
Email: xiaochuanwang@sohu-inc.com

with a copy to:	Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110
U.S.A
Attention: Timothy B. Bancroft
Facsimile No.: +1 617 574 7568
Email: tbancroft@goulstonstorrs.com

If to Sohu Search:	Sohu.com (Search) Limited
Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
Attention: Carol Yu
Email: carol@sohu-inc.com

with a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: Timothy B. Bancroft
Facsimile No.: +1-617-574-7568
Email: TBancroft@GOULSTONSTORRS.com

if to Photon:	Photon Group Limited
Floor 4, Willow House, Cricket Square, P.O. Box
2804, Grand Cayman KY1-1112, Cayman Islands
Email: liwei@sohu-inc.com

if to Tencent:	c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong
Attention: Corporate Counsel
Telephone: +852 3148 5100 Ext: 68805
Facsimile No.: +852 2520 1148
E-mail: richardpu@tencent.com.hk

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, The Hong Kong Club Building,
3A Chater Road, Central,
Hong Kong
Attention: Jeanette K. Chan
Facsimile No.: +852 2840 4300

if to Member of
Sogou Management:	c/o Sohu.com Inc.
Level 12, Sohu.com Internet Plaza No. 1 Unit Zhongguancun East Road, Haidian District Beijing 100084, People’s Republic of China Attention: Xiaochuan Wang Email: xiaochuanwang@sohu-inc.com or, as to each Party, at such other address or email address or number as shall be designated by such Party in a notice to the other Party containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section. Notwithstanding the foregoing, any notice involving non-performance or termination shall be sent by hand delivery or by prepaid express courier.

11.2	Time of Delivery. Any Notice delivered:

(a)	by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)	by email shall be deemed to have been delivered upon confirmation of delivery;

(c)	by prepaid express courier shall be deemed to have been delivered upon delivery by the courier; and

(d)	by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

11.3	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)	in the case of delivery by email, to prove that the transmission was confirmed as sent by the originating email account to the email address of the recipient, on the date specified; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 12

MISCELLANEOUS

12.1	Legend. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

“Sogou Inc. (the “Company”) is an exempted company incorporated under the laws of the Cayman Islands, and the shares represented by this certificate shall not be sold, assigned, transferred, exchanged, mortgaged, pledged or otherwise disposed of or encumbered without compliance with the provisions of that certain Shareholders’ Agreement among the Company and the shareholders of the Company named therein or subsequently adhering thereto. A copy of such Shareholders’ Agreement is on file at the principal offices of the Company. The Company will not register the transfer of such shares on its register of members unless and until the transfer has been made in compliance with the terms of such Shareholders’ Agreement.”

12.2	Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Charter Documents or the charter documents of any Subsidiary, the provisions of this Agreement shall prevail, and the Parties shall procure that the Charter Documents or the charter documents of the relevant Subsidiary, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

12.3	Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement, provided that in each case such Person signs a Joinder substantially in the form attached hereto as Exhibit A.

12.4	No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Section, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director or officer or employee of any Group Company acting in the ordinary course of business of any Group Company shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, any Group Company. Any Shareholder that takes any action or binds the Company in violation of this Section shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

12.5	No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

12.6	Amendment. This Agreement may be amended, modified or supplemented with the written instrument executed by Sogou, Sohu Search and Tencent, and any such amendment shall be valid and binding on all Parties.

12.7	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.8	Entire Agreement. This Agreement represents the entire understanding and constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.9	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

12.10	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by facsimile or by e-mails, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

12.1	Consent to Specific Performance. The Parties declare that it may be impossible to measure in money the damages that would be suffered by a Party by reason of the failure by the other Parties to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, the Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties has an adequate remedy at law.

12.2	Consent. Any consent required under this Agreement shall be valid and effective only if given in writing.

SECTION 13

GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

13.2	Arbitration.

(a)	Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement (or the interpretation, breach, termination or validity thereof) shall be resolved through arbitration. A dispute may be submitted to arbitration upon the request of any Party with written notice to the other Parties (the “Arbitration Notice”).

(b)	The arbitration shall be conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. There shall be three arbitrators. The claimants to the dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator, within 30 days after the delivery of the Arbitration Notice to the other Parties. Both arbitrators shall agree on the third arbitrator within 30 days of their appointment. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC. The arbitration shall be conducted in English.

(c)	Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(d)	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(e)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)	The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

13.3	If an arbitration panel has already been formed under the Subscription Agreement or any other ancillary agreement and is in existence at the time a demand for arbitration is made under this Agreement, the Parties shall submit the dispute to the same panel.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOGOU INC.

By:
Name:
Title:

SOHU.COM (SEARCH) LIMITED

By:
Name:
Title:

PHOTON GROUP LIMITED

By:
Name:
Title:

THL A21 LIMITED

By:
Name:
Title:

WANG XIAOCHUAN

By:

ROSE SHADOW COMPANY LIMITED

By:
Name:
Title:

HONG TAO

By:

DOUBLE ACTING INVESTMENT LIMITED

By:
Name:
Title:

RU LIYUN

By:

FAST APPROACH HOLDING LIMITED

By:
Name:
Title:

YANG HONGTAO

By:

LUXURY MASTER LIMITED

By:
Name:
Title:

WU TAO

By:

HONOR SOURCE INVESTMENT LIMITED

By:
Name:
Title:

EXHIBIT A

JOINDER

Reference is made to the [ [transfer document], dated [            ] between [transferor] (the “Transferor”) and the undersigned, pursuant to which the Transferor shall sell to the undersigned, and the undersigned shall purchase from the Transferor/the Company, [number of type of shares] of [            ] for consideration equal to [consideration] ]OR [issuance of shares from Sogou Inc to the undersigned]. It is a condition to the completion of such sale and purchase/issuance that the undersigned become a party to that certain Shareholders’ Agreement, dated September [    ], 2013 among Sogou Inc., Sohu.com (Search) Limited, THL A21 Limited, Photon Group Limited and others (the “Shareholders’ Agreement”).

Accordingly, by execution of this joinder, the undersigned ratifies and shall become a party to the Shareholders’ Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders’ Agreement as though an original party thereto and shall be deemed a Shareholder/ Member of Sogou Management1 (as defined in the Shareholders’ Agreement) for all purposes thereunder. The undersigned authorizes this signature page to be attached to and made part of the Shareholders’ Agreement.

The address of the undersigned for purposes of all notices under the Shareholders’ Agreement is: [            ]

IN WITNESS WHEREOF, the parties have caused this Joinder to be executed on             ,             .

SOGOU, INC.

By:
Name:
Title:

[NAME OF NEW SHAREHOLDER]

By:
Name:
Title:

[1]	To insert as appropriate